United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

January 13, 2014 (January 7, 2014)

Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Avenue of the Americas

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05                  Costs Associated with Exit or Disposal Activities.

As previously reported, on November 14, 2012, Overseas Shipholding Group, Inc. (“OSG”) and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the U.S. Code in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On January 13, 2014, OSG announced that certain subsidiaries of OSG that own or charter-in 33 vessels in OSG’s international flag fleet (the “Core International Flag Fleet”) intend to outsource certain management services, including, but not limited to, the technical management, certain aspects of commercial management and crew management of the Core International Flag Fleet to V.Ships UK Limited (“V.Ships”). OSG expects significant reductions in costs, streamlining of internal resources and increased vessel returns through the contemplated outsourcing. Savings from the outsourcing arrangement are targeted at approximately $32 million on an annualized basis once the outsourcing is fully implemented. OSG anticipates that the outsourcing will be completed by approximately June 30, 2014. A copy of the press release issued by OSG on January 13, 2014 announcing the outsourcing arrangement is attached hereto as Exhibit 99.1. The effectiveness of the outsourcing arrangement with V.Ships is subject to the approval of the Bankruptcy Court. OSG expects to seek the approval of the Bankruptcy Court on January 13, 2014 and expects to be heard on its request on February 3, 2014. OSG’s U.S. Flag business will continue with its current strategy and will continue to be headquartered in Tampa, Florida.

OSG expects to incur approximately $34 million in total one-time expenses related to the transition to the outsourcing arrangement. Of this estimated $34 million amount, approximately $21 million is expected to be related to one-time employee transition and termination benefits and similar transition and termination costs, and approximately $13 million is expected to be related to one-time set-up, wind-down and transition costs.

The estimates contained herein relating to both the expected savings and expected one-time costs of the outsourcing arrangement are subject to uncertainty.

Section 8 – Other Events

Item 8.01                  Other Events.

On January 7, 2014, the Board of Directors of OSG (the “Board”) and the Compensation Committee of the Board approved a transitional incentive program for certain non-executive employees (the “Transition NEIP”). As reported in this Current Report on Form 8-K, OSG has determined to restructure and streamline its international operations by outsourcing certain management services of certain vessels in OSG’s Core International Flag Fleet. In order to achieve this restructuring, OSG requires the commitment of the employees whose responsibilities will ultimately be outsourced or rendered unnecessary by virtue of the outsourcing (the “Transitional Employees”). The Transition NEIP is a broad-based plan intended to offer compensation incentives to substantially all of the non-executive Transitional Employees (the “Eligible Employees”) upon their achievement of specific objectives (the “Objectives”) related to the operations and restructuring of OSG’s international operations. OSG has specifically excluded executive officers and employees who will remain with OSG’s international operations from participation in the Transition NEIP in order to reduce the overall cost of the plan, and the outsourcing and restructuring does not involve OSG’s U.S. Flag operations. For Eligible Employees most critical to the Objectives, the annualized target award is 75% of base salary; in the next tier, the annualized target award is 55% of base salary; the remaining incentive tiers correspond to annualized target awards of 40%, then 25% of base salary. The total estimated cost of the incentive payments to be offered under the Transition NEIP, assuming all Eligible Employees participate and all of the Objectives are timely achieved, is approximately $5 million. The Transition NEIP also includes an additional amount of approximately $1 million to be allocated among Transition NEIP participants as needed based on personnel attrition, assumption of additional responsibilities, or other relevant events as determined by OSG and its affiliates. On this basis, the total estimated cost of the Transition NEIP is approximately $6 million. The Transition NEIP is subject to the approval of the Bankruptcy Court.

FORWARD-LOOKING STATEMENTS

The statements (including estimates) contained in this Current Report on Form 8-K other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve risks, assumptions and uncertainties that could cause OSG’s actual results to differ materially from those stated or implied by such forward-looking statements. More information about potential factors that could affect OSG’s business and financial results is included in OSG’s filings with the U.S. Securities and Exchange Commission, including in OSG’s Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. OSG undertakes no obligation to update any of the forward-looking statements after the date of this Current Report on Form 8-K.

Section 9 - Financial Statements and Exhibits.

Item 9.01                  Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description
99.1	Text of press release of OSG issued January 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: January 13, 2014	By	/s/James I. Edelson
Name: James I. Edelson
Title: Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Text of press release of OSG issued January 13, 2014.